Exhibit 99.1

Apollo Endosurgery Announces Preliminary 2021 Revenue Results; Reflecting 50% Growth Over 2020

Fourth quarter 2021 revenue grew 25% over 2020

AUSTIN, Texas (January 10, 2022) - Apollo Endosurgery, Inc. (“Apollo” or the “Company”) (NASDAQ: APEN), a global leader in less invasive medical devices for gastrointestinal and bariatric procedures, today announced preliminary unaudited revenue results for the fourth quarter and full year ended December 31, 2021.

Preliminary, Unaudited 2021 Revenue

	Quarter Ended December 31, 2021	Year Ended December 31, 2021
Total revenue	$16.1 million to $16.3 million	$62.9 million to $63.1 million
Preliminary, unaudited full year 2021 revenue increased approximately 50% compared to 2020. In addition, preliminary, unaudited fourth quarter 2021 revenue grew approximately 25% year-over year, despite the impact of the recent surge in COVID-19 cases, which pressured procedural volumes in several key geographies, both domestic and international.
“Our 2021 performance gives me great confidence in our ability to capitalize on momentum in our business. Even with the recent pandemic-related procedure volume variability that returned in the fourth quarter, we continue to see strong adoption of our products for gastrointestinal and weight loss procedures in markets around the world,” said Chas McKhann, president and CEO. “2021 was a transformational year for Apollo. We have revitalized our organization and built a strong foundation to positively impact patient care and address enormous unmet clinical needs in gastrointestinal and weight loss applications.”
Anticipated revenue growth for 2021 was led by the company’s endoscopic suturing (ESS) portfolio, which grew between 37% and 38% in the fourth quarter and between 55% and 56% for the full year compared to 2020, highlighting continued demand for Apollo’s OverStitch® and X-Tack® products across a range of patient indications. Anticipated intragastric balloon (IGB) revenue grew between 19% and 20% in the fourth quarter and between 49% and 50% for the full year compared to 2020, reflecting recovery in elective procedures for the ORBERA® balloon from lower volumes experienced at the outset of the global COVID pandemic in 2020.
The Company expects to announce its fourth quarter and full-year 2021 financial and operating results and full year 2022 revenue guidance on February 22, 2022, after market close.
Financial Disclosure Advisory
The Company reports its financial results in accordance with U.S. generally accepted accounting principles. The expected financial results discussed in this press release are preliminary and represent the most current information available to the Company’s management, as financial closing procedures for the quarter and year ended December 31, 2021 are not yet complete. These estimates are not a comprehensive statement of the Company’s financial results for the quarter and year ended December 31, 2021, and actual results may differ materially from these estimates as a result of the completion of normal quarter-end accounting procedures and adjustments, including the execution of the Company’s internal control over financial reporting, the completion of the preparation and review of the Company’s financial statements for the year ended December 31, 2021 and the subsequent occurrence or identification of events prior to the formal issuance of such financial results. In addition, Moss Adams LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to these preliminary financial results. Accordingly, Moss Adams LLP does not express an opinion or any other form of assurance with respect thereto.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on development of next-generation, less invasive devices to advance therapeutic endoscopy designed to treat a variety of gastrointestinal conditions including closure of gastrointestinal defects, managing gastrointestinal complications and the treatment of obesity. Apollo’s device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo’s products are offered in over 75 countries today and include the OverStitch® Endoscopic Suturing System, the OverStitch Sx® Endoscopic Suturing System, X-Tack® Endoscopic HeliX Tacking System and the ORBERA® Intragastric Balloon.

Apollo’s common stock is traded on the Nasdaq Global Market under the symbol “APEN”. For more information regarding Apollo Endosurgery, go to: http://www.apolloendo.com.
Cautionary Note on Forward-Looking Statements
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “intend,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Apollo’s current beliefs and expectations. These forward-looking statements include, but are not limited to, expectations for Apollo’s preliminary unaudited financial results for the fourth quarter and year ended December 31, 2021; and the ability of the company to drive near-term growth and lay the foundation for additional largescale opportunities. These statements are subject to risks and uncertainties that could cause results to be materially different than expectations. In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company's operations, the demand for the Company's products, the Company's liquidity position, global supply chains and economic activity in general. Important factors that could cause actual results to differ materially include: reports of adverse events related to our products, outcomes of clinical studies related to our products; development of competitive medical products by competitors; regulatory clearances, approvals and extensive regulatory oversight by the FDA or other regulatory authorities, unfavorable media coverage related to our products or related procedures, coverage and reimbursement decisions by private or government payors, Apollo's ability to support the adoption of its products and broaden its product portfolio; the potential size of Apollo's addressable markets; the execution of the Company’s gross margin improvement projects; and the availability of cash for Apollo's future operations as well as other factors detailed in Apollo's periodic reports filed with the Securities and Exchange Commission, or SEC, including its Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Report on Form 10-Q for the period ending September 30, 2021. Copies of reports filed with the SEC are posted on Apollo's website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.
Contacts

Apollo Endosurgery, Inc.
investor-relations@apolloendo.com

Darrow Associates Investor Relations
Matt Kreps, 214-597-8200
mkreps@darrowir.com